Exhibit 99.1

Ampio Pharmaceuticals Announces Fifteen-to-One Reverse Stock Split

The Reverse Stock Split Will Take Effect November 9, 2022 at 4:01 p.m. ET

ENGLEWOOD, Colo., November 8, 2022 — Ampio Pharmaceuticals, Inc. (NYSE American/OTC Pink: AMPE), announced today that effective November 9, 2022 at 4:01 p.m. Eastern Time, the Company will amend its certificate of incorporation to implement a fifteen-to-one reverse stock split.

As a result of the reverse stock split, every fifteen shares of common stock issued and outstanding automatically will be combined into one share of common stock, with no change in the $0.0001 par value per share. No fractional shares will be outstanding following the reverse stock split. Holders of fractional shares will be entitled to receive the number of shares rounded up to the next whole number. Immediately prior to the reverse stock split, the Company had 226,286,867 shares of common stock outstanding, which will be proportionately reduced to reflect the fifteen-to-one reverse stock split.

The reverse stock split will not change the number of authorized shares under the Company’s certificate of incorporation, which will continue to consist of 310,000,000 shares authorized, of which 10,000,000 shares are designated as preferred stock and 300,000,000 shares are designated as common stock.

The Company is implementing the reverse stock split in order to attempt to increase the per share price of its common stock as part of its strategy to seek the termination of the trading suspension on the NYSE American, so that trading may resume on that market.

The CUSIP identifier for the Company’s common stock following the reverse stock split is 03209T 208. The Company’s common stock will begin trading on a post-split basis, on the OTC Pink Open Market, when the market opens on November 10, 2022.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about the potential impact of the reverse stock split, the potential for a successful appeal from the NYSE Regulatory delisting decision or the termination of the NYSE American trading suspension, and our ability to become listed or remain listed on NYSE American.

Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements including, among others the risk that the Company will not be successful in any appeal, that Ampio’s stock will be delisted from the NYSE American, that any reverse stock split may not enable Ampio to satisfy the NYSE American requirements for termination of the trading suspension, the market price of Ampio’s common stock may not demonstrate sustained price improvement to regain compliance with the NYSE American continued listing standards or Ampio may not be able to maintain listing on the NYSE American for any other reason, and that there may be no market in the Company’s common stock.

The forward-looking statements in this press release speak only as of the date of this press release. Except as required by law, Ampio assumes no obligation to update or revise these forward-looking statements for any reason, except as required by law.

Investor and Media Contacts:

Tony Russo or Nic Johnson

Russo Partners

info@ampiopharma.com

tony.russo@russopartnersllc.com

nic.johnson@russopartnersllc.com